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Exhibit 11

                              HECHINGER COMPANY
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                 (unaudited)

                                                                  13 WEEKS ENDED                        26 WEEKS ENDED
                                                         JULY 29, 1995      JULY 30, 1994      JULY 29, 1995      JULY 30, 1994
                                                         -------------      -------------      -------------      -------------
 Net earnings                                              $ 9,139,000        $21,368,000        $10,306,000        $26,013,000

 Interest on 5-1/2% convertible debentures, net of
 tax benefit (1)                                                   -            1,106,000                -            2,212,000
                                                          ------------      -------------      -------------      -------------

 Net earnings for primary and fully diluted earnings
 per share                                                 $ 9,139,000        $22,474,000        $10,306,000        $28,225,000
                                                          ============      =============      =============      =============

 Weighted average shares outstanding                        42,111,221         42,031,775         42,106,049         41,948,484

 Dilutive effect of stock options and restricted
 stock and performance share awards after
 application of the treasury stock method                       53,694            554,866            131,301            466,479

 Additional shares issuable assuming full conversion
 of the 5-1/2% debentures into Class A common stock (1)            -            4,419,899                -            4,420,348
                                                          ------------      -------------      -------------      -------------
 Common and common equivalent shares outstanding for
 primary earnings per share                                 42,164,915         47,006,540         42,237,350         46,835,311

 Additional dilution from stock options and
 restricted stock and performance share awards after
 application of the treasury stock method (1)                      -                  101                -               93,009
                                                          ------------      -------------      -------------      -------------
 Common and common equivalent shares outstanding for
 fully diluted earnings per share                           42,164,915         47,006,641         42,237,350         46,928,320
                                                          ============      =============      =============      =============

 Primary earnings per common share                               $0.22              $0.48              $0.24              $0.60
                                                          ============      =============      =============      =============
 Fully diluted earnings per common share                         $0.22              $0.48              $0.24              $0.60
                                                          ============      =============      =============      =============

 (1) The 5-1/2% Convertible Subordinated Debentures, stock options, restricted stock and performance share awards were antidilutive for the 13 weeks and 26 weeks ended July 29, 1995.


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